Exhibit 99.1

news release	[Fannie Mae logo]
Media Hotline: 1-888-326-6694
Resource Center: 1-800-732-6643

Contact:	Janis Smith 202-752-6673	Brian Faith 202-752-6720

Number:	4444a

Date:	August 8, 2008
Fannie Mae Reports Second Quarter 2008 Results
Net Loss of $2.3 billion; Credit-Related Expenses More Than Offset
Higher Revenue and Fair Value Gains

Core Capital of $47 billion Exceeds Regulatory Requirements
Company to Take Additional Actions to Manage Capital; Will Eliminate
Acquisitions of New Alt-A Business and Strengthen Credit Loss Mitigation
Quarterly Dividend Cut to $0.05 Per Share

Summary of Second quarter 2008 Financial Results
•	$2.3 billion net loss, compared with a net loss of $2.2 billion in the first quarter

•	$5.3 billion in credit-related expenses, including $3.7 billion added to combined loss reserves; company expects 2008 will be peak year for credit-related expenses

•	$883 million in net investment losses, including $507 million in securities impairments

•	$4 billion in revenue, up 5 percent from first quarter and 46 percent from second quarter 2007

•	$3 trillion book of business, up 2.3 percent from first quarter

•	Core capital of $47.0 billion on June 30, up from $42.7 billion on March 31, after $7.4 billion capital issuance in May 2008. Capital remains in excess of regulatory requirements
WASHINGTON, DC — Fannie Mae (FNM/NYSE) reported a net loss of $2.3 billion, or ($2.54) per diluted share, in the second quarter of 2008, compared with a first quarter 2008 net loss of $2.2 billion, or ($2.57) per diluted share. Results were driven primarily by an increase in the provision for credit losses that more than offset higher revenue and fair value gains.
“Our second quarter results reflect challenging conditions in the housing and mortgage markets that began in 2006 and have deepened through 2007 and 2008,” said Daniel H. Mudd, president and chief executive officer. “Fannie Mae is providing stability and liquidity to the housing market in the United States, and we will continue to play a key role as the market recovers from this cycle. We have already undertaken a series of initiatives, including raising more than $7 billion in additional capital in the second quarter, to help us manage through the most difficult U.S. housing market in more than 70 years.
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Fannie Mae Second Quarter Results
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“Volatility and disruptions in the capital markets became even more pronounced in July. In addition, credit performance has continued to deteriorate and, based on our experience in July, we anticipate further increases in our combined loss reserves. Given this volatility and the build-up of our reserve, as well as the uncertainties inherent in the U.S. economy and the housing market, we are taking a series of additional actions that reflect our ongoing focus on conserving and enhancing our capital, as well as managing our credit risk through the balance of this cycle.”
The company is taking the following actions:
Capital Conservation and Enhancement
1.	Reducing the common stock dividend from $0.35 per share to $0.05 per share, effective for the third quarter, to preserve $1.9 billion in capital through 2009.

2.	Reducing annual operating costs 10 percent by year end 2009 as the company drives the strategic priorities of credit risk management and revenue generation. Administrative expenses will have already been reduced approximately 35 percent, from $3.1 billion in 2006 to an estimated $2.0 billion in 2008.

3.	Increasing our guaranty fees, including a 25 basis point increase in our adverse market delivery charge, as well as other risk-based pricing changes, announced this week.

4.	Managing the balance sheet to ensure the most efficient use of capital. Providing market liquidity will be the priority for our portfolio activities, and purchases will be concentrated in high-spread assets to generate the maximum amount of revenue per dollar of risk capital. As a result, the company will balance profitable portfolio growth opportunities in the near term with prudent capital conservation through the current housing cycle.
Credit Risk Management
1.	Improving underwriting guidelines to eliminate higher-risk loans. Over 60 percent of our losses have come from a small number of products, but especially Alt-A loans. Through our recent underwriting changes, the volume of these products has declined more than 80 percent from their peak levels. We have already made underwriting changes to mitigate risk characteristics that drove those losses. After considered analysis, we will eliminate newly originated Alt-A acquisitions by year end.

2.	Increasing our workout ratio from approximately 50 percent in 2007 to 56 percent in the first half of the year. The company has set a workout ratio goal of 60 percent by year end, reflecting a substantial expansion of its loss mitigation activities, personnel and initiatives.
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Fannie Mae Second Quarter Results
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3.	Ramping up defaulted loan reviews to pursue recoveries from lenders, focusing especially on our Alt-A book. The objective is to expand loan reviews where the company incurred a loss or could incur a loss due to fraud or improper lending practices. To achieve this, we are increasing post-foreclosure loan reviews from 900 a month in January to 4,000 a month by the end of the year, expanding our quality-control reviews for targeted products and practices, and are on track to double our anti-fraud investigations this year. We expect this effort to increase our credit loss recoveries in 2008 and 2009.

4.	Augmenting our foreclosed property strategy, including the opening of offices in Florida and California to closely manage the sales of our properties in these states. We have expanded our network of firms to assist in property disposition to ensure we have adequate capacity to sell the additional properties we expect. To date, under this approach we have been able to process the increased volume of foreclosed property sales without an increase in cycle times or excessive price concessions. Finally, we are evaluating various proposals we have received from third parties involving the sale of properties in bulk transactions.
“In addition, we are in discussions with the Federal Housing Finance Agency (FHFA) regarding the capital and safety and soundness framework envisioned in the recently-enacted Federal Housing Finance Regulatory Reform Act of 2008. The FHFA Director has indicated that the May 2008 agreement with OFHEO and the current OFHEO-directed capital requirement continue to apply. At the same time, we will continue to work closely with the FHFA, the Federal Reserve, the Department of Treasury, Congress and our partners in the industry so that we continue to provide a critical, reliable source of mortgage funding and liquidity in the years to come,” added Mudd.
Summary of Second Quarter 2008
Consolidated Financial Results

(dollars in millions)	Q2 2008	Q1 2008	Variance	Q2 2007(1)	Variance

Net interest income	$2,057	$1,690	$367	$1,193	$864
Guaranty fee income	1,608	1,752	(144)	1,120	488
Trust management income	75	107	(32)	150	(75)
Fee and other income	225	227	(2)	257	(32)

Net revenues	3,965	3,776	189	2,720	1,245
Fair value gains (losses), net	517	(4,377)	4,894	1,424	(907)
Investment losses, net	(883)	(111)	(772)	(93)	(790)
Losses from partnership investments	(195)	(141)	(54)	(215)	20
Losses on certain guaranty contracts(2)	—	—	—	(461)	461
Credit-related expenses	(5,349)	(3,243)	(2,106)	(518)	(4,831)
Administrative expenses	(512)	(512)	—	(660)	148
Other non-interest expenses	(286)	(505)	219	(60)	(226)

Net losses and expenses	(6,708)	(8,889)	2,181	(583)	(6,125)
Income (loss) before federal income taxes and extraordinary losses	(2,743)	(5,113)	2,370	2,137	(4,880)
Benefit (provision) for federal income taxes	476	2,928	(2,452)	(187)	663
Extraordinary losses, net of tax effect	(33)	(1)	(32)	(3)	(30)

Net income (loss)	$(2,300)	$(2,186)	$(114)	$1,947	$(4,247)

Diluted earnings (loss) per common share	$(2.54)	$(2.57)	$0.03	$1.86	$(4.40)

(1) Certain amounts have been reclassified to conform to the current presentation.
(2) Amounts reflect a change in valuation methodology in conjunction with the adoption of SFAS 157 on January 1, 2008.
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Fannie Mae Second Quarter Results
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Financial Highlights
•	Net revenues rose 5 percent to $4.0 billion from $3.8 billion in the first quarter.
•	Net interest income increased 22 percent to $2.1 billion due to lower funding costs.

•	Guaranty fee income was $1.6 billion, down from $1.8 billion in the first quarter. The decline was due to the higher amortization rate of guaranty fee income in first quarter. As interest rates increased in the second quarter, the expected amortization rate slowed.
•	Credit-related expenses, which are the total provision for credit losses plus foreclosed property expense, rose to $5.3 billion from $3.2 billion in the first quarter. The main driver was a $3.7 billion addition to our combined loss reserves as well as higher charge-offs.

•	Combined loss reserves were $8.9 billion as of June 30, up from $5.2 billion as of March 31, as the company substantially increased its combined loss reserves to reflect losses it believes will be recorded over time in charge-offs.

•	Net fair value gains were $517 million in the second quarter, compared with fair value losses of $4.4 billion in the first quarter. The primary drivers were derivatives gains, partially offset by losses on trading securities and hedged mortgage assets. Additionally, a lower level of trading losses was incurred in the second quarter due to a tightening of spreads.

•	Total mortgage credit book of business grew by 2.3 percent to $3.0 trillion as of June 30.

•	Other-than-temporary impairments of $507 million were recorded primarily on private-label securities backed by Alt-A and subprime mortgages, reflecting a reduction in expected cash flows for a portion of our private-label securities portfolio. This drove net investment losses of $883 million in the quarter, compared to losses of $111 million, including $55 million in other-than-temporary impairments, in the first quarter.

•	The benefit for federal income taxes decreased to $476 million from $2.9 billion in the first quarter. The decline was due in part to the lower pre-tax loss for the period and a revision of our forecasted annual effective tax rate from 57 percent in the first quarter of 2008 to 43 percent in the second quarter.
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Fannie Mae Second Quarter Results
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“The significant increase in our credit loss provision, which was the main driver of our second quarter loss, is a reflection of the extraordinary pressures at work in the housing and mortgage markets,” said Stephen M. Swad, chief financial officer. “Yet despite the turmoil in the market, our guaranty volumes and strong portfolio spreads demonstrate the underlying strength of Fannie Mae’s core business and its ability to generate revenue in a very challenging market. Nevertheless, the credit picture remains very difficult.”
Business Results by Segment
The following is a description of the results from Fannie Mae’s three lines of business:
•	Single-Family Credit Guaranty book of business grew by 2.3 percent during the quarter to $2.7 trillion as of June 30. Fannie Mae’s market share of new single-family mortgage-related securities issued declined to an estimated 45.4 percent for the second quarter, compared to 50.1 percent for the first quarter. The average charged guaranty fee rate on new single-family flow business increased to 27.8 basis points in the second quarter, from 25.0 basis points in the first quarter. The average effective guaranty fee rate was 26.9 basis points for the second quarter, down from 29.5 basis points in the first quarter, due to slower amortization of deferred guaranty fee items quarter-over-quarter as interest rates increased. Single-family lost $2.4 billion in the quarter, driven by a 64.1 percent increase in credit-related expenses from the previous quarter to $5.3 billion, as noted above.

•	Housing and Community Development’s multifamily guaranty book of business grew by 5.9 percent in the second quarter to $163.0 billion, compared with $153.9 billion as of March 31. Multifamily credit-related expenses were $10 million in the second quarter, compared to income of $11 million in the first quarter. The segment earned $72 million in the quarter.

•	Capital Markets’ mortgage portfolio balance rose to $737.5 billion as of June 30, compared to $716.5 billion as of March 31. The increase resulted from purchases of $60.3 billion, liquidations of $25.0 billion, and sales of $9.1 billion. The increase in net interest yield on average interest-earning assets during the quarter drove a significant increase in net interest income. Capital Markets earned $34 million in the quarter.
Credit Update
The housing and mortgage markets have experienced unprecedented challenges during 2008. We estimate that average home prices declined by 0.6 percent on a national basis during the second quarter of 2008, which translates to an 8 percent total national decline since the beginning of the downturn in the second quarter of 2006. We have seen more severe declines in certain states, such as California, Florida, Nevada and Arizona, which have experienced home price declines of 25 percent or more since their 2006 peaks.
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Fannie Mae Second Quarter Results
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While we continue to expect home price declines in 2008 to be within our estimated 7 to 9 percent range, and peak-to-trough home price declines to be within our estimated 15 to 19 percent range, we see the trend moving toward the high end of those ranges, driven in particular by higher home price declines in certain regions. We are increasing our forecast for our credit loss ratio for the full-year to 23 to 26 basis points, as compared to our previous guidance of 13 to 17 basis points. We continue to anticipate that our credit loss ratio will increase further in 2009 compared with 2008. We also expect significant additions to our combined loss reserves through the remainder of 2008. Finally, while we expect that 2008 will be our peak year for credit-related expenses, the total amount of credit-related expenses will be significant in 2009.
Key credit results for the second quarter, 2008, include:
•	Credit-related expenses. As noted above, the provision for credit losses plus foreclosed property expenses rose to $5.3 billion from $3.2 billion in the first quarter. The main driver was a $3.7 billion addition to our combined loss reserves. Combined loss reserves were $8.9 billion as of June 30, as the company substantially increased these reserves to reflect credit losses it estimates are inherent in its book of business as of June 30, 2008.

•	Credit loss ratio. Management assesses the company’s current credit performance by reviewing the company’s credit loss ratio, which consists of net loan charge-offs (which excludes fair value losses on loans purchased from MBS trusts and HomeSaver Advance™ loans) plus foreclosed property expenses, as a percentage of the average guaranty book of business. For the second quarter, the credit loss ratio was 17.5 basis points, compared with 12.6 basis points for the first quarter.

•	The serious delinquency rate on Fannie Mae’s single-family book as of June 30, 2008 was 1.36 percent, up from 0.98 percent as of December 31, 2007 and 0.64 percent as of June 30, 2007. The rise in delinquency rates is a significant factor in the substantial increase in credit loss provisions we have made and expect to make in 2008.

•	Loan charge-offs, excluding fair value losses on loans purchased from MBS trusts and HomeSaver Advance loans, were $945 million in the second quarter, compared with $630 million in the first quarter, an increase that reflects higher levels of defaults and loss severity.

•	Foreclosed property expense increased to $264 million for the second quarter, from $170 million for the first quarter.

•	Quarterly default rate increased from 12 basis points in the first quarter of 2008 to 14 basis points in the second quarter of 2008, with particular acceleration in defaults from states such as California, Arizona, Nevada and Florida, and certain vintages that carry a higher than average unpaid principal balance (“UPB”).
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Fannie Mae Second Quarter Results
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•	Loan loss severity has increased, with our average initial charge-off severity rate increasing from 19 percent in the first quarter of 2008 to 23 percent in the second quarter of 2008, driven primarily by losses on our Alt-A loans in markets most affected by the steep home price declines.

•	Losses on loans purchased from MBS trusts decreased to $380 million for the second quarter, from $728 million for the first quarter. Though the average market price of the loans purchased from MBS trusts fell from 60 points in the first quarter to 53 points in the second quarter, the company reduced the number of seriously delinquent loans purchased from MBS trusts as a result of the implementation of several loss mitigation measures, including the introduction of HomeSaver Advance in March 2008.

•	Performance of higher-risk loans. The deterioration in the credit performance of our higher-risk loans is especially pronounced in our Alt-A mortgage loans, with particular pressure on loans with layered risk, such as loans with subordinate financing and interest-only payment terms. As of June 30, 2008, our Alt-A mortgage loans represented approximately 11 percent of our total mortgage book of business and 50 percent of our second quarter credit losses.
In July, credit performance continued to deteriorate, and we recorded charge-offs that were higher than we had experienced in any month during the second quarter and higher than we had previously forecasted, driven by higher defaults and higher loan loss severities in markets most affected by the steep home price declines.
Capital Update
Our core capital as of June 30, 2008 was $47.0 billion, $14.3 billion above our statutory minimum capital requirement and $9.4 billion above our regulator-directed 15 percent surplus requirement. We currently expect that we will remain above our regulatory capital requirement for the remainder of 2008. (Our “regulatory capital requirement” is equal to our statutory minimum requirement plus any additional surplus above that statutory minimum that we expect our regulator will require us to hold.) Due to the volatile market conditions, we now have less visibility into our capital position in 2009. We currently have internally prepared scenarios, derived from our own statistical models and management’s judgment, that indicate that we will remain above our regulatory capital requirement through 2009, and others that show that we may not.
There are a variety of current uncertainties that make estimates for 2009 challenging, including:
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Fannie Mae Second Quarter Results
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•	the credit performance of the loans in our mortgage credit book of business;

•	the pace at which we realize credit losses;

•	the impact of the recently passed housing legislation, and the timing of that impact;

•	the amount and pace of home price declines;

•	the impact of other factors, such as unemployment rates and energy prices, on overall economic conditions and borrower behavior;

•	the amount of impairments we are required to take on our securities;

•	the impact of credit spreads on mark-to-market values;

•	changes in state laws and judicial actions with respect to foreclosure;

•	the cost of our funding;

•	the amount of mortgage insurance claims that are paid;

•	the ability to recover our deferred tax asset;

•	the amount of revenue we generate; and

•	the inter-relationship among and between these factors in the current mortgage market.
In light of volatile market conditions, it is critical that we manage our capital levels to maintain a capital cushion well in excess of our regulatory capital requirement. To that end, we use strategies designed to preserve and protect our capital. In addition, we may, from time to time, raise capital opportunistically. Management continues to carefully monitor our capital and dividend positions and the trends impacting those positions and, if necessary, intends to take actions designed to help mitigate the impacts of a worsening environment on those positions. In this environment, conditions that negatively impact capital can develop rapidly and are based on a variety of factors. Therefore, we may need to take action quickly to respond. We outline some of those actions earlier in this release. As described above, the company is taking a number of steps, including reducing its common stock dividend, to conserve capital and reduce the impact of credit losses on its capital position.
In May 2008, the Office of Federal Housing Enterprise Oversight (“OFHEO”), our safety and soundness regulator, indicated its intention to reduce our capital surplus requirement by five percentage points to a 10 percent surplus requirement in September 2008, based upon our continued maintenance of excess capital well above OFHEO’s regulatory requirement and no material adverse change to our ongoing regulatory compliance. Under the recently passed Federal Housing Finance Regulatory Reform Act of 2008 (“Reform Act”), our regulator has new authority to increase our regulatory capital levels pursuant to a formal rulemaking process and consultation with the Chairman of the Board of Governors of the Federal Reserve System.
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Fair Value Update
Fannie Mae also reported a decrease in the non-GAAP estimated fair value of its net assets, from $35.8 billion as of December 31, 2007 to $12.5 billion as of June 30.
The main drivers were:
•	A decrease of $23.6 billion in the first quarter of 2008.

•	A decrease in the fair value of our net guaranty assets, net of tax, reflecting the significant increase in the fair value of our guaranty obligations as a result of the increase in our guaranty fee pricing in the second quarter.

•	Tighter mortgage to debt spreads and our issuance of common and preferred equity in the second quarter.
Outlook
Based on our housing and mortgage market outlook, we currently have the following expectations about our future financial performance:
•	We currently expect the downturn in the housing market and the disruption in the mortgage and credit markets to continue to adversely affect our financial results in 2008 and 2009.

•	While we continue to expect home price declines in 2008 to be within our estimated 7 to 9 percent range, and peak-to-trough home price declines to be within our estimated 15 to 19 percent range, we see the trend moving toward the high end of those ranges, driven in particular by higher home price declines in certain regions.

•	In light of our experience during the second quarter and our credit performance in July, we are increasing our forecast for our credit loss ratio to 23 to 26 basis points for 2008, as compared to our previous guidance of 13 to 17 basis points. We continue to anticipate that our credit loss ratio will increase further in 2009 compared with 2008. We also expect significant additions to our combined loss reserves through the remainder of 2008.

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•	We expect that 2008 will be our peak year for credit-related expenses as we build our combined loss reserves in anticipation of charge-offs we expect to incur in 2009 and 2010. The total amount of credit-related expenses will also be significant in 2009.

•	We believe that our single-family guaranty book of business will continue to grow in 2008 and 2009 at a faster rate than the overall growth in U.S. single-family mortgage debt outstanding. We expect overall growth in U.S. single-family mortgage debt outstanding of just above 2 percent in 2008. We also expect the rate of growth to slow somewhat more in 2009.

•	We believe that our guaranty fee income will grow in 2008 compared with 2007 due to an increase in volumes and prices in 2008 compared with 2007.

•	In the second quarter of 2008, our net interest yield benefited from favorable spreads on our new acquisitions and from significant short-term debt repricing, which was driven by both lower LIBOR rates and our favorable spread under LIBOR. During July, our cost of short-term funding as compared with LIBOR was less favorable than it was during the second quarter, which could result in a net interest yield that is flat or lower for the remainder of 2008 depending on future market conditions.
The company provides additional detail on trends that may affect the result of operations, financial condition, liquidity and regulatory capital position in future periods in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of company’s quarterly report on Form 10-Q for the period ended June 30, 2008.
Regulatory and Legislative Update
On July 30, 2008, President Bush signed into law the Housing and Economic Recovery Act of 2008 that included GSE regulatory reform legislation. The legislation establishes the Federal Housing Finance Agency (“FHFA”) as our new safety, soundness and mission regulator, replacing OFHEO and HUD for this purpose.
In general, the legislation strengthens the existing safety and soundness oversight of the GSEs, providing FHFA with safety and soundness authority that is comparable to and in some respects broader than that of the federal bank regulatory agencies.
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For example, FHFA will have enhanced powers to raise capital levels above statutory minimum levels, to regulate the size and content of our portfolio, and to approve new mortgage products. The legislation also increases the financial and administrative cost of our affordable housing mission.
In addition, the legislation includes provisions that were initially proposed by Treasury Secretary Henry Paulson, Jr. on July 13, 2008. These provisions:
•	Authorize U.S. Treasury to buy Fannie Mae’s debt, equity and other securities, subject to our agreement; and

•	Give the Chairman of the Board of Governors of the Federal Reserve System a consultative role in our regulator’s process for setting capital requirements and other safety and soundness standards.
Both provisions lapse at the end of 2009.
In addition, the legislation establishes a federally controlled housing fund that will ultimately be used to assist in the creation and preservation of housing for low-income individuals. Fannie Mae must contribute 4.2 basis points of our annual new business acquisitions to the fund, an amount that in 2007 would have been approximately $300 million. It is our intention to fund this contribution from ongoing revenues, expense cuts and the cessation of certain activities that do not contribute directly to funding this requirement.
Conclusion
“Our results illustrate the core challenges and long-term opportunities of our mission and our business model: to provide a stable, reliable source of mortgage funding and liquidity, even in the most challenging housing markets,” Mudd said. “It is a model that is supporting the housing market, helping families stay in their homes, and helping first-time homebuyers buy homes with safe, fixed-rate, 30-year mortgages. The housing market correction and the decline in home prices are unlike any previous cycle experienced by Fannie Mae. We are taking the necessary steps to meet the needs of our lending partners, provide liquidity to the market, and channel global capital into housing. The housing market will inevitably stabilize and recover, and we are working to make sure Fannie Mae will be at the center of that recovery, for our shareholders and the market we serve.”
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Conference Call
Fannie Mae will host a conference call for the investment community today at 10:30 a.m., Eastern Time. Mary Lou Christy, senior vice president, Investor Relations, will host the call. Daniel H. Mudd, president and chief executive officer and Stephen M. Swad, executive vice president and chief financial officer will address investors and analysts and will be available for a question-and-answer session along with other members of senior management.
The dial-in number for the US/Canada is 888-484-9235 or, for international callers, 706-679-3722. The confirmation code is 55011092. Please dial in five to 10 minutes prior to the start of the call. A replay of the call will be available for 30 days starting at 2:00 p.m. Eastern Time on August 8th, through midnight Eastern Time on September 5th.
The replay number for the US/Canada is 800-642-1687, or for international callers, 706-645-9291. The confirmation code is 55011092. The conference call will also be Web cast at www.fanniemae.com and will be available for 30 days after the call.
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Certain statements in this press release, including those relating to future performance, revenues, credit-related expenses, credit losses, changes in loss reserves, net interest yield, book of business growth, guaranty fees income, capital position, other expenses, income and losses; current view of industry trends and our expectations for the industry; future plans; and future business activities, may be considered forward-looking statements within the meaning of the federal securities laws. Although Fannie Mae believes that the expectations set forth in these statements are based upon reasonable assumptions, Fannie Mae’s future plans, operations and its actual performance may differ materially from what is indicated in any forward-looking statements. Factors that could cause actual conditions, events or results to differ materially from those described in these forward-looking statements include, but are not limited to, disruptions in the housing, credit and stock markets, the level and volatility of interest rates and credit spreads, our hedging strategies and hedge effectiveness, the adequacy of credit reserves, implementation of the Reform Act, accounting pronouncements, regulatory action or litigation, the accuracy of subjective estimates used in critical accounting policies and those factors detailed in Fannie Mae’s quarterly report on Form 10-Q for the period ended June 30, 2008, and its annual report on Form 10-K for the year ended December 31, 2007, including the “Risk Factors” section in these reports, and in its reports on Form 8-K.
All forms Fannie Mae filed with the SEC can also be obtained on the company’s Web site at www.fanniemae.com/ir/sec/.
Fannie Mae is a shareholder-owned company with a public mission. We exist to expand affordable housing and bring global capital to local communities in order to serve the U.S. housing market. Fannie Mae has a federal charter and operates in America’s secondary mortgage market to enhance the liquidity of the mortgage market by providing funds to mortgage bankers and other lenders so that they may lend to home buyers. In 2008, we mark our 70th year of service to America’s housing market. Our job is to help those who house America.
HomeSaver Advance is a trademark of Fannie Mae. Unauthorized use of this mark is prohibited.

ANNEX I
FANNIE MAE

Condensed Consolidated Balance Sheets
(Dollars in millions, except share amounts)
(Unaudited)

	As of
	June 30,	December 31,
	2008	2007

ASSETS
Cash and cash equivalents	$13,493	$3,941
Restricted cash	188	561
Federal funds sold and securities purchased under agreements to resell	35,694	49,041
Investments in securities:
Trading, at fair value (includes Fannie Mae MBS of $53,853 and $40,458 as of June 30, 2008 and December 31, 2007, respectively)	99,562	63,956
Available-for-sale, at fair value (includes Fannie Mae MBS of $137,929 and $138,943 as of June 30, 2008 and December 31, 2007, respectively)	245,226	293,557

Total investments in securities	344,788	357,513

Mortgage loans:
Loans held for sale, at lower of cost or market	6,931	7,008
Loans held for investment, at amortized cost	412,776	397,214
Allowance for loan losses	(1,476)	(698)

Total loans held for investment, net of allowance	411,300	396,516

Total mortgage loans	418,231	403,524
Advances to lenders	9,459	12,377
Accrued interest receivable	3,651	3,812
Acquired property, net	5,995	3,602
Derivative assets at fair value	1,013	885
Guaranty assets	10,258	9,666
Deferred tax assets	20,604	12,967
Partnership investments	10,113	11,000
Other assets	12,431	10,500

Total assets	$885,918	$879,389

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accrued interest payable	$6,309	$7,512
Federal funds purchased and securities sold under agreements to repurchase	443	869
Short-term debt (includes debt at fair value of $4,501 as of June 30, 2008)	240,223	234,160
Long-term debt (includes debt at fair value of $22,528 as of June 30, 2008)	559,279	562,139
Derivative liabilities at fair value	1,712	2,217
Reserve for guaranty losses (includes $613 and $211 as of June 30, 2008 and December 31, 2007, respectively, related to Fannie Mae MBS included in Investments in securities)	7,450	2,693
Guaranty obligations (includes $731 and $661 as of June 30, 2008 and December 31, 2007, respectively, related to Fannie Mae MBS included in Investments in securities)	16,441	15,393
Partnership liabilities	3,507	3,824
Other liabilities	9,164	6,464

Total liabilities	844,528	835,271

Minority interests in consolidated subsidiaries	164	107
Commitments and contingencies (Note 18)	—	—
Stockholders’ Equity:
Preferred stock, 700,000,000 shares authorized—607,125,000 and 466,375,000 shares issued and outstanding as of June 30, 2008 and December 31, 2007, respectively	21,725	16,913
Common stock, no par value, no maximum authorization—1,223,390,420 and 1,129,090,420 shares issued as of June 30, 2008 and December 31, 2007, respectively; 1,069,815,676 shares and 974,104,578 shares outstanding as of June 30, 2008 and December 31, 2007, respectively	642	593
Additional paid-in capital	3,994	1,831
Retained earnings	27,898	33,548
Accumulated other comprehensive loss	(5,738)	(1,362)
Treasury stock, at cost, 153,574,744 shares and 154,985,842 shares as of June 30, 2008 and December 31, 2007, respectively	(7,295)	(7,512)

Total stockholders’ equity	41,226	44,011

Total liabilities and stockholders’ equity	$885,918	$879,389

See Notes to Condensed Consolidated Financial Statements.

FANNIE MAE

Condensed Consolidated Statements of Operations
(Dollars and shares in millions, except per share amounts)
(Unaudited)

			For the
	For the		Six Months
	Three Months Ended		Ended
	June 30,		June 30,
	2008	2007	2008	2007

Interest income:
Trading securities	$1,376	$387	$3,113	$578
Available-for-sale securities	3,087	5,001	6,172	10,213
Mortgage loans	5,769	5,625	11,431	11,010
Other	232	253	690	471

Total interest income	10,464	11,266	21,406	22,272

Interest expense:
Short-term debt	1,687	2,194	4,248	4,410
Long-term debt	6,720	7,879	13,411	15,475

Total interest expense	8,407	10,073	17,659	19,885

Net interest income	2,057	1,193	3,747	2,387

Guaranty fee income (includes imputed interest of $319 and $304 for the three months ended June 30, 2008 and 2007, respectively and $554 and $583 for the six months ended June 30, 2008 and 2007, respectively)	1,608	1,120	3,360	2,218
Losses on certain guaranty contracts	—	(461)	—	(744)
Trust management income	75	150	182	314
Investment gains (losses), net	(883)	(93)	(994)	202
Fair value gains (losses), net	517	1,424	(3,860)	858
Debt extinguishment gains (losses), net	(36)	48	(181)	41
Losses from partnership investments	(195)	(215)	(336)	(380)
Fee and other income	225	257	452	534

Non-interest income (loss)	1,311	2,230	(1,377)	3,043

Administrative expenses:
Salaries and employee benefits	304	349	590	705
Professional services	114	216	250	462
Occupancy expenses	55	57	109	116
Other administrative expenses	39	38	75	75

Total administrative expenses	512	660	1,024	1,358
Minority interest in earnings of consolidated subsidiaries	3	—	3	1
Provision for credit losses	5,085	434	8,158	683
Foreclosed property expense	264	84	434	156
Other expenses	247	108	607	204

Total expenses	6,111	1,286	10,226	2,402

Income (loss) before federal income taxes and extraordinary losses	(2,743)	2,137	(7,856)	3,028
Provision (benefit) for federal income taxes	(476)	187	(3,404)	114

Income (loss) before extraordinary losses	(2,267)	1,950	(4,452)	2,914
Extraordinary losses, net of tax effect	(33)	(3)	(34)	(6)

Net income (loss)	$(2,300)	$1,947	$(4,486)	$2,908

Preferred stock dividends and issuance costs at redemption	(303)	(118)	(625)	(253)

Net income (loss) available to common stockholders	$(2,603)	$1,829	$(5,111)	$2,655

Basic earnings (loss) per share:
Earnings (loss) before extraordinary losses	$(2.51)	$1.88	$(5.08)	$2.74
Extraordinary losses, net of tax effect	(0.03)	—	(0.03)	(0.01)

Basic earnings (loss) per share	$(2.54)	$1.88	$(5.11)	$2.73

Diluted earnings (loss) per share:
Earnings (loss) before extraordinary losses	$(2.51)	$1.86	$(5.08)	$2.73
Extraordinary losses, net of tax effect	(0.03)	—	(0.03)	(0.01)

Diluted earnings (loss) per share	$(2.54)	$1.86	$(5.11)	$2.72

Cash dividends per common share	$0.35	$0.50	$0.70	$0.90
Weighted-average common shares outstanding:
Basic	1,025	973	1,000	973
Diluted	1,025	1,001	1,000	1,001

See Notes to Condensed Consolidated Financial Statements.

FANNIE MAE

Condensed Consolidated Statements of Cash Flows
(Dollars in millions)
(Unaudited)

	For the
	Six Months
	Ended
	June 30,
	2008	2007

Cash flows provided by (used in) operating activities:
Net income (loss)	$(4,486)	$2,908
Amortization of debt cost basis adjustments	4,609	4,763
Provision for credit losses	8,158	683
Derivatives fair value adjustments	399	(1,587)
Purchases of loans held for sale	(27,426)	(15,157)
Proceeds from repayments of loans held for sale	288	307
Net change in trading securities	50,952	3,193
Other, net	(2,561)	1,810

Net cash provided by (used in) operating activities	29,933	(3,080)
Cash flows (used in) provided by investing activities:
Purchases of trading securities held for investment	(833)	—
Proceeds from maturities of trading securities held for investment	5,069	—
Proceeds from sales of trading securities held for investment	2,481	—
Purchases of available-for-sale securities	(79,331)	(86,254)
Proceeds from maturities of available-for-sale securities	17,689	81,292
Proceeds from sales of available-for-sale securities	76,937	34,085
Purchases of loans held for investment	(37,645)	(30,779)
Proceeds from repayments of loans held for investment	30,997	30,901
Advances to lenders	(51,573)	(24,337)
Net proceeds from disposition of acquired property	(1,397)	801
Net change in federal funds sold and securities purchased under agreements to resell	13,315	(3,781)
Other, net	222	(433)

Net cash (used in) provided by investing activities	(24,069)	1,495
Cash flows provided by financing activities:
Proceeds from issuance of short-term debt	1,009,691	865,950
Payments to redeem short-term debt	(1,007,819)	(874,401)
Proceeds from issuance of long-term debt	168,545	112,296
Payments to redeem long-term debt	(172,191)	(97,327)
Proceeds from issuance of common and preferred stock	7,211	—
Net change in federal funds purchased and securities sold under agreements to repurchase	(442)	(102)
Other, net	(1,307)	(2,222)

Net cash provided by financing activities	3,688	4,194
Net increase in cash and cash equivalents	9,552	2,609
Cash and cash equivalents at beginning of period	3,941	3,239

Cash and cash equivalents at end of period	$13,493	$5,848

Cash paid during the period for:
Interest	$19,371	$19,336
Income taxes	845	1,888
Non-cash activities:
Securitization-related transfers from mortgage loans held for sale to investments in securities	$23,551	$12,391
Net transfers of loans held for sale to loans held for investment	4,441	967
Net deconsolidation transfers from mortgage loans held for sale to investments in securities	(671)	139
Transfers from advances to lenders to investments in securities (including transfers to trading securities of $28,877 and $20,364 for the six months ended June 30, 2008 and 2007, respectively)	52,114	20,379
Net consolidation-related transfers from investments in securities to mortgage loans held for investment	5,628	5,018
Transfers to trading securities from the effect of adopting SFAS 159	56,217	—

See Notes to Condensed Consolidated Financial Statements.

FANNIE MAE

Condensed Consolidated Statements of Changes in Stockholders’ Equity
(Dollars and shares in millions, except per share amounts)
(Unaudited)

							Accumulated
					Additional		Other		Total
	Shares Outstanding		Preferred	Common	Paid-In	Retained	Comprehensive	Treasury	Stockholders’
	Preferred	Common	Stock	Stock	Capital	Earnings	Income (Loss)	Stock	Equity

Balance as of December 31, 2006	132	972	$9,108	$593	$1,942	$37,955	$(445)	$(7,647)	$41,506
Cumulative effect from the adoption of FIN 48, net of tax	—	—	—	—	—	4	—	—	4

Balance as of January 1, 2007, adjusted	132	972	9,108	593	1,942	37,959	(445)	(7,647)	41,510
Comprehensive income:
Net income	—	—	—	—	—	2,908	—	—	2,908
Other comprehensive income, net of tax effect:
Unrealized losses on available-for-sale securities (net of tax of $1,283)	—	—	—	—	—	—	(2,382)	—	(2,382)
Reclassification adjustment for gains included in net income (net of tax of $147)	—	—	—	—	—	—	(273)	—	(273)
Unrealized gains on guaranty assets and guaranty fee buy-ups (net of tax of $43)	—	—	—	—	—	—	79	—	79
Net cash flow hedging losses (net of tax of $1)	—	—	—	—	—	—	(2)	—	(2)
Prior service cost and actuarial gains, net of amortization for defined benefit plans (net of tax of $1)	—	—	—	—	—	—	2	—	2

Total comprehensive income									332
Common stock dividends ($0.90 per share)	—	—	—	—	—	(880)	—	—	(880)
Preferred stock dividends	—	—	—	—	—	(243)	—	—	(243)
Preferred stock redeemed	(22)	—	(1,100)	—	—	—	—	—	(1,100)
Treasury stock issued for stock options and benefit plans	—	1	—	—	(79)	—	—	130	51

Balance as of June 30, 2007	110	973	$8,008	$593	$1,863	$39,744	$(3,021)	$(7,517)	$39,670

Balance as of December 31, 2007	466	974	$16,913	$593	$1,831	$33,548	$(1,362)	$(7,512)	$44,011
Cumulative effect from the adoption of SFAS 157 and SFAS 159, net of tax	—	—	—	—	—	148	(93)	—	55

Balance as of January 1, 2008, adjusted	466	974	16,913	593	1,831	33,696	(1,455)	(7,512)	44,066
Comprehensive loss:
Net loss	—	—	—	—	—	(4,486)	—	—	(4,486)
Other comprehensive loss, net of tax effect:
Unrealized losses on available-for-sale securities (net of tax of $2,299)	—	—	—	—	—	—	(4,270)	—	(4,270)
Reclassification adjustment for gains included in net loss (net of tax of $11)	—	—	—	—	—	—	(21)	—	(21)
Unrealized gains on guaranty assets and guaranty fee buy-ups (net of tax of $4)	—	—	—	—	—	—	7	—	7
Net cash flow hedging gains (net of tax of $1)	—	—	—	—	—	—	1	—	1

Total comprehensive loss									(8,769)
Common stock dividends ($0.70 per share)	—	—	—	—	—	(687)	—	—	(687)
Common stock issued	—	94	—	49	2,477	—	—	—	2,526
Preferred stock dividends	—	—	—	—	—	(625)	—	—	(625)
Preferred stock issued	141	—	4,812	—	(127)	—	—	—	4,685
Treasury stock issued for stock options and benefit plans	—	2	—	—	(187)	—	—	217	30

Balance as of June 30, 2008	607	1,070	$21,725	$642	$3,994	$27,898	$(5,738)	$(7,295)	$41,226

See Notes to Condensed Consolidated Financial Statements.

Supplemental Non-GAAP Consolidated Fair Value Balance Sheets

	As of June 30, 2008					As of December 31, 2007
	GAAP					GAAP
	Carrying		Fair Value	Estimated		Carrying	Fair Value	Estimated
	Value		Adjustment(1)	Fair Value		Value	Adjustment(1)	Fair Value(2)
	(Dollars in millions)

Assets:
Cash and cash equivalents	$13,681		$—	$13,681	(3)	$4,502	$—	$4,502	(3)
Federal funds sold and securities purchased under agreements to resell	35,694		—	35,694	(3)	49,041	—	49,041	(3)
Trading securities	99,562		—	99,562	(3)	63,956	—	63,956	(3)
Available-for-sale securities	245,226		—	245,226	(3)	293,557	—	293,557	(3)
Mortgage loans:
Mortgage loans held for sale	6,931		79	7,010	(4)	7,008	75	7,083	(4)
Mortgage loans held for investment, net of allowance for loan losses	411,300		(2,526)	408,774	(4)	396,516	70	396,586	(4)
Guaranty assets of mortgage loans held in portfolio	—		3,925	3,925	(4)(5)	—	3,983	3,983	(4)(5)
Guaranty obligations of mortgage loans held in portfolio	—		(9,074)	(9,074	)(4)(5)	—	(4,747)	(4,747	)(4)(5)

Total mortgage loans	418,231		(7,596)	410,635	(3)(4)	403,524	(619)	402,905	(3)(4)
Advances to lenders	9,459		(223)	9,236	(3)	12,377	(328)	12,049	(3)
Derivative assets at fair value	1,013		—	1,013	(3)	885	—	885	(3)
Guaranty assets and buy-ups, net	11,402		5,167	16,569	(3)(5)	10,610	3,648	14,258	(3)(5)

Total financial assets	834,268		(2,652)	831,616	(3)	838,452	2,701	841,153	(3)
Master servicing assets and credit enhancements	1,561		5,607	7,168	(5)(6)	1,783	2,844	4,627	(5)(6)
Other assets	50,089		16,121	66,210	(6)(7)	39,154	5,418	44,572	(6)(7)

Total assets	$885,918		$19,076	$904,994		$879,389	$10,963	$890,352

Liabilities:
Federal funds purchased and securities sold under agreements to repurchase	$443		$(5)	$438	(3)	$869	$—	$869	(3)
Short-term debt	240,223	(8)	33	240,256	(3)	234,160	208	234,368	(3)
Long-term debt	559,279	(8)	13,267	572,546	(3)	562,139	18,194	580,333	(3)
Derivative liabilities at fair value	1,712		—	1,712	(3)	2,217	—	2,217	(3)
Guaranty obligations	16,441		43,336	59,777	(3)	15,393	5,156	20,549	(3)

Total financial liabilities	818,098		56,631	874,729	(3)	814,778	23,558	838,336	(3)
Other liabilities	26,430		(8,781)	17,649	(9)	20,493	(4,383)	16,110	(9)

Total liabilities	844,528		47,850	892,378		835,271	19,175	854,446
Minority interests in consolidated subsidiaries	164		—	164		107	—	107
Stockholders’ Equity (Deficit):
Preferred	21,725		(3,883)	17,842	(10)	16,913	(1,565)	15,348	(10)
Common	19,501		(24,891)	(5,390	)(11)	27,098	(6,647)	20,451	(11)

Total stockholders’ equity/non-GAAP fair value of net assets	$41,226		$(28,774)	$12,452		$44,011	$(8,212)	$35,799

Total liabilities and stockholders’ equity	$885,918		$19,076	$904,994		$879,389	$10,963	$890,352

See Explanation and Reconciliation of Non-GAAP Measures to GAAP Measures

Explanation and Reconciliation of Non-GAAP Measures to GAAP Measures

(1)	Each of the amounts listed as a “fair value adjustment” represents the difference between the carrying value included in our GAAP condensed consolidated balance sheets and our best judgment of the estimated fair value of the listed item.

(2)	Certain prior period amounts have been reclassified to conform to the current period presentation.

(3)	We determined the estimated fair value of these financial instruments in accordance with the fair value guidelines outlined in SFAS No. 157, as described in “Notes to Condensed Consolidated Financial Statements—Note 17, Fair Value of Financial Instruments.” In Note 17, we also disclose the carrying value and estimated fair value of our total financial assets and total financial liabilities as well as discuss the methodologies and assumptions we use in estimating the fair value of our financial instruments.

(4)	We have separately presented the estimated fair value of “Mortgage loans held for sale,” “Mortgage loans held for investment, net of allowance for loan losses,” “Guaranty assets of mortgage loans held in portfolio” and “Guaranty obligations of mortgage loans held in portfolio,” which, taken together, represent total mortgage loans reported in our GAAP condensed consolidated balance sheets. In order to present the fair value of our guarantees in these non-GAAP consolidated fair value balance sheets, we have separated (i) the embedded fair value of the guaranty assets, based on the terms of our intra-company guaranty fee allocation arrangement, and the embedded fair value of the obligation from (ii) the fair value of the mortgage loans held for sale and the mortgage loans held for investment. We believe this presentation provides transparency into the components of the fair value of the mortgage loans associated with the activities of our guaranty businesses and the components of the activities of our capital markets business, which is consistent with the way we manage risks and allocate revenues and expenses for segment reporting purposes. While the carrying values and estimated fair values of the individual line items may differ from the amounts presented in Note 17 of the condensed consolidated financial statements, the combined amounts together equal the carrying value and estimated fair value amounts of total mortgage loans in Note 17.

(5)	In our GAAP condensed consolidated balance sheets, we report the guaranty assets associated with our outstanding Fannie Mae MBS and other guarantees as a separate line item and include buy-ups, master servicing assets and credit enhancements associated with our guaranty assets in “Other assets.” The GAAP carrying value of our guaranty assets reflects only those guaranty arrangements entered into subsequent to our adoption of FIN No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FIN No. 34) (“FIN 45”), on January 1, 2003. On a GAAP basis, our guaranty assets totaled $10.3 billion and $9.7 billion as of June 30, 2008 and December 31, 2007, respectively. The associated buy-ups totaled $1.1 billion and $944 million as of June 30, 2008 and December 31, 2007, respectively. In our non-GAAP supplemental consolidated fair value balance sheets, we also disclose the estimated guaranty assets and obligations related to mortgage loans held in our portfolio. The aggregate estimated fair value of the guaranty asset-related components totaled $18.6 billion and $18.1 billion as of June 30, 2008 and December 31, 2007, respectively. These components represent the sum of the following line items in this table: (i) Guaranty assets of mortgage loans held in portfolio; (ii) Guaranty obligations of mortgage loans held in portfolio, (iii) Guaranty assets and buy-ups; and (iv) Master servicing assets and credit enhancements. See “Critical Accounting Policies and Estimates—Change in Measuring the Fair Value of Guaranty Obligations.”

(6)	The line items “Master servicing assets and credit enhancements” and “Other assets” together consist of the assets presented on the following five line items in our GAAP condensed consolidated balance sheets: (i) Accrued interest receivable; (ii) Acquired property, net; (iii) Deferred tax assets; (iv) Partnership investments; and (v) Other assets. The carrying value of these items in our GAAP condensed consolidated balance sheets together totaled $52.8 billion and $41.9 billion as of June 30, 2008 and December 31, 2007, respectively. We deduct the carrying value of the buy-ups associated with our guaranty obligation, which totaled $1.1 billion and $944 million as of June 30, 2008 and December 31, 2007, respectively, from “Other assets” reported in our GAAP condensed consolidated balance sheets because buy-ups are a financial instrument that we combine with guaranty assets in our SFAS 107 disclosure in Note 17. We have estimated the fair value of master servicing assets and credit enhancements based on our fair value methodologies discussed in Note 17.

(7)	With the exception of partnership investments and deferred tax assets, the GAAP carrying values of other assets generally approximate fair value. While we have included partnership investments at their carrying value in each of the non-GAAP supplemental consolidated fair value balance sheets, the fair values of these items are generally different from their GAAP carrying values, potentially materially. Our LIHTC partnership investments had a carrying value of $7.0 billion and $8.1 billion and an estimated fair value of $7.9 billion and $9.3 billion as of June 30, 2008 and December 31, 2007, respectively. We assume that certain other assets, consisting primarily of prepaid expenses, have no fair value. Our GAAP-basis deferred tax assets are described in “Notes to Condensed Consolidated Financial Statements—Note 10, Income Taxes.” In addition to the GAAP-basis deferred income tax amounts included in “Other assets,” we include in our non-GAAP supplemental consolidated fair value balance sheets the estimated income tax effect related to the fair value adjustments made to derive the fair value of our net assets. Because our adjusted deferred income taxes are a net asset in each year, the amounts are included in our non-GAAP fair value balance sheets as a component of other assets.

(8)	Includes certain short-term debt and long-term debt instruments reported in our GAAP condensed consolidated balance sheet at fair value as of June 30, 2008 of $4.5 billion and $22.5 billion, respectively.

(9)	The line item “Other liabilities” consists of the liabilities presented on the following four line items in our GAAP condensed consolidated balance sheets: (i) Accrued interest payable; (ii) Reserve for guaranty losses; (iii) Partnership liabilities; and (iv) Other liabilities. The carrying value of these items in our GAAP condensed consolidated balance sheets together totaled $26.4 billion and $20.5 billion as of June 30, 2008 and December 31, 2007, respectively. The GAAP carrying values of these other liabilities generally approximate fair value. We assume that certain other liabilities, such as deferred revenues, have no fair value. Although we report the “Reserve for guaranty losses” as a separate line item on our condensed consolidated balance sheets, it is incorporated into and reported as part of the fair value of our guaranty obligations in our non-GAAP supplemental condensed consolidated fair value balance sheets.

(10)	“Preferred stockholders’ equity” is reflected in our non-GAAP supplemental condensed consolidated fair value balance sheets at the estimated fair value amount.

(11)	“Common stockholders’ equity” consists of the stockholders’ equity components presented on the following five line items in our GAAP consolidated balance sheets: (i) Common stock; (ii) Additional paid-in capital; (iii) Retained earnings; (iv) Accumulated other comprehensive loss; and (v) Treasury stock, at cost. “Common stockholders’ equity” is the residual of the excess of the estimated fair value of total assets over the estimated fair value of total liabilities, after taking into consideration preferred stockholders’ equity and minority interest in consolidated subsidiaries.